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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 27, 2003


                                   AVAYA INC.
             (Exact name of registrant as specified in its charter)


           Delaware                     1-15951             22-3713430
   (State or other jurisdiction       (Commission          (IRS Employer
      of incorporation)               File Number)       Identification No.)


           211 Mount Airy Road
            Basking Ridge, NJ                                   07920
   (Address of principal executive offices)                   (Zip Code)

       Registrant's telephone number, including area code: (908) 953-6000


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ITEM 9. REGULATION FD DISCLOSURE

         On March 27, 2003, Lucent Technologies Inc. ("Lucent"), the former parent of Avaya Inc., a Delaware corporation (the "Company" or "Avaya",) announced that it has entered into a settlement of all pending shareholder and related litigation against Lucent in connection with the purported class actions described under the caption "Lucent Securities Litigation" in Avaya's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002. The settlement is subject to final court approval.

         Under the terms of the settlement, Lucent said it will:

         1) pay $315 million in common stock, cash or a combination of common stock and cash, in Lucent's discretion, subject to partial recovery of this amount under fiduciary insurance policies that are worth up to $70 million;

         2) issue three-year warrants to purchase 200 million shares of its common stock at an exercise price of $2.75 per share, resulting in a Black-Scholes valuation for these warrants of approximately $100 million; and

         3) pay $5 million in cash for the cost of settlement administration.

         Lucent also stated that certain of its insurance carriers have agreed to pay $148 million into the total settlement fund and that it expects to record a charge in the quarter ended March 31, 2003, of $420 million related to the settlement. Lucent indicated that the charge may be adjusted in future quarters if Lucent is able to recover a portion of the settlement from its fiduciary insurance carriers, as well as to reflect changes in the fair value of the warrants.

         Certain cases which are the subject of the settlement are shared contingent liabilities under the Contribution and Distribution Agreement entered into by Lucent and Avaya in connection with the spin-off of Avaya by Lucent in September 2000. As a result, Avaya would be responsible for 10% of the liabilities attributable to those cases. Avaya expects to record a charge in the quarter ended March 31, 2003 representing its portion of the settlement obligation. The amount of the charge has not yet been determined. In the event that Lucent recovers a portion of the settlement from its fiduciary insurance carriers, Avaya may participate in that recovery on a pro rata basis.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   AVAYA INC.



Date: March 28, 2003               By:      /s/ Pamela F. Craven
                                       ----------------------------------------
                                       Name: Pamela F. Craven
                                       Title: Senior Vice President, General
                                                   Counsel and Secretary